Exhibit T3.A8

CR-125925

Certificate Of Incorporation

CERTIFIED COPY OF ORIGINAL

CHARTERED TRUST SERVICES LTD.

I, D. EVADNE EBANKS *Assistant Registrar of Companies of the Cayman Islands*
DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

SunPower Technology Ltd.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 22nd day of May Two Thousand Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 22nd day of May Two Thousand Three

Assistant Registrar of Companies,
Cayman Islands, B.W.I.